Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “First Amendment”) is made and entered as of the 31st day of March, 2011 (the “Effective Date”), by and between WELLS FUND XIII-REIT JOINT VENTURE PARTNERSHIP (“Landlord”) and QUANTUM CORPORATION (“Tenant”).

WHEREAS, Opus Northwest, L.L.C. (“Opus”), as landlord, and Advanced Digital Information Corporation (“ADI”), as tenant, entered into a certain Industrial/Warehouse Lease Agreement dated July 2, 2001 (said lease as the same may hereafter be amended is hereinafter called the "Lease") for certain premises consisting of the entire Building located at 8560 Upland Drive, Parker, Colorado 80134, consisting of approximately 148,204 rentable square feet (the "Original Premises"); and

WHEREAS, Landlord thereafter succeeded to the interests of Opus in the Building and the Lease; and

WHEREAS, ADI assigned its interest in the Lease to Tenant in accordance with that certain Agreement and Plan of Merger dated May 2, 2006, between Tenant and ADI; and

WHEREAS, the Lease is scheduled to expire on December 31, 2011; and

WHEREAS, Landlord and Tenant wish, among other matters, to amend the Lease to reduce the size of the premises and to extend the Lease Term with respect to a portion of the Original Premises, all on the terms hereinafter contained.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

1.    Terminated Premises. The Lease with respect to that portion of the Original Premises identified as Building B on the attached Exhibit A, consisting of approximately 64,327 rentable square feet of space (the “Terminated Premises”), shall expire as of 5:00 p.m. on December 31, 2011 (the “Termination Date”). Tenant agrees that, commencing with the Effective Date, Landlord shall have the right to access the Terminated Premises to show same to prospective tenants. On or before the Termination Date, Tenant will vacate the Terminated Premises in accordance with its obligations under the Lease. Should Tenant fail to fully and timely comply with the foregoing obligation, Tenant acknowledges and agrees that Landlord shall have the absolute right to re-enter and repossess the Terminated Premises, either immediately or at any time thereafter, without notice or demand, without filing suit, seeking a writ of possession or otherwise resorting to legal process, and by using self-help and whatever force may be necessary to effect its re-entry and re-possession. As of the Termination Date, neither Landlord nor Tenant hereto shall have any further claim against the other by reason of said Lease with respect to the Terminated Premises and each hereby waives, releases and relieves the other from any and all claims, liabilities or other demands arising pursuant to said Lease with respect to the Terminated Premises, except (a) as otherwise expressly provided herein; (b) for the holdover provisions of said Lease, which shall become effective if Tenant has not fully vacated the Terminated Premises on or before the Termination Date; and (c) for any obligation which one party may have to the other under the terms of the Lease to defend, indemnify or hold harmless the other against and from any liability, claim of liability or expense arising out of any negligent or otherwise tortious injury to or death of any person, or damage to any property; provided, however, that all obligations of the Tenant incurred pursuant to the Lease with respect to the Terminated Premises prior to the date of cancellation and termination of the Lease and not as yet performed, including, without limitation, payment of un-reconciled Property Expenses, shall continue in full force and effect until fully performed by the Tenant. From and after the Termination Date, all references in the Lease to the “Premises” shall mean the approximately 83,877 rentable square feet of space, identified as Building A and Building C on Exhibit A hereto (referred to herein as the “Retained Premises”).

2.     Retained Premises.

a.    Extension Term. The term of the Lease for the Retained Premises shall be extended for a period of ten (10) years, commencing on January 1, 2012 (“Extension Term Commencement Date”), and continuing, unless sooner terminated, until December 31, 2021 (the “Extension Term”).

b.    Basic Rent for Extension Term. Effective as of the Extension Term Commencement Date, Tenant shall pay Landlord, at Landlord's office, Basic Rent for the Retained Premises at an initial rate of Eight and 25/100 Dollars ($8.25) per rentable square foot of space, which equals an annual sum of Six Hundred Ninety-One Thousand Nine Hundred Eighty-five and 25/100 Dollars ($691,985.25), payable in equal monthly installments of Fifty-Seven Thousand Six Hundred Sixty-five and 44/100 Dollars ($57,665.44), in legal tender, in advance, promptly on the first day of each calendar month of the Extension Term, without notice or demand, the same being hereby waived.

c.    Escalation in Basic Rent for Extension Term. The annual Basic Rent for the Extension Term shall be increased on January 1, 2013 and on each January 1st thereafter during the Extension Term by an amount equal to two percent (2%) of the escalated annual Basic Rent then in effect, payable as follows:

Period	Basic Rent per Sq. Ft.	Monthly Basic Rent	Annual Basic Rent
1/1/2012	$8.25	$57,665.44	$691,985.25
1/1/2013	$8.42	$58,853.70	$706,244.34
1/1/2014	$8.59	$60,041.95	$720,503.43
1/1/2015	$8.76	$61,230.21	$734,762.52
1/1/2016	$8.94	$62,488.37	$749,860.38
1/1/2017	$9.12	$63,746.52	$764,958.24
1/1/2018	$9.30	$65,004.68	$780,056.10
1/1/2019	$9.49	$66,332.73	$795,992.73
1/1/2020	$9.68	$67,660.78	$811,929.36
1/1/2021	$9.87	$68,988.83	$827,865.99

d.    Operating Charges and Real Estate Taxes for the Extension Term. Effective as of the Extension Term Commencement Date, Sections 3.1 - 3.4 and the second sentence of Section 3.6 of Article 3 (“Property Expenses”) of the Lease are deleted in their entirety and are replaced with the following:

“3.1    Operating Charges

3.1.1    From and after the Extension Term Commencement Date, Tenant shall pay as Additional Rent Tenant's Proportionate Share of the amount of Operating Charges for each calendar year to the extent falling within the Extension Term. Tenant's Proportionate Share with respect to Operating Charges shall be 56.60%, which has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the Premises and the denominator of which is the number of square feet of rentable area in the Building.

3.1.2    If the average occupancy rate for the Building during any calendar year is less than one hundred percent (100%), or if any tenant is separately paying for (or does not require) certain utilities or services which are furnished to its premises, then Landlord shall include in Operating Charges for such year all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been one hundred percent (100%) and if Landlord paid for such utilities or services furnished to such premises.

3.1.3    Tenant shall make estimated monthly payments to Landlord on account of the amount of Operating Charges that are expected to be incurred during each calendar year (or portion thereof). On or before the Extension Term Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of Tenant's Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of each such share (estimated on an annual basis without proration). Not more than once during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate. Within one hundred eighty (180) days after the end of each calendar year, Landlord shall submit a reasonably detailed written statement showing (1) Tenant's Proportionate Share of the amount of Operating Charges incurred during the preceding calendar year, and (2) the aggregate amount of Tenant's estimated payments made on account of Operating Charges during such year (“Reconciliation Statement”) for Operating Charges. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under the Lease, or, if the Lease Term has expired or will expire before such credit can be fully applied, or if Tenant is not otherwise liable to Landlord for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as Additional Rent. Landlord will furnish Tenant with any backup material supporting Landlord's calculations within thirty (30) days after receipt of Tenant's reasonable written request therefor.

3.1.4    “Operating Charges” shall mean all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair of the Building, including the following: (1) electricity and any other utility and service costs, charges and fees of every type and nature for the Common Areas, including, without limitation, parking lot lighting and irrigation water; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees of not more than two and one-half percent (2.5%) of the adjusted gross revenues of the Building (plus amounts that would have been received had there been no rental abatements or other concessions), (4) costs of service, equipment rental, access control, landscaping and maintenance contracts related to the Common Areas; (5) maintenance, repair and replacement expenses and supplies for the Common Areas; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses or to comply with future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders and recommendations (including those made by any public or private agency having authority over insurance rates) (“Laws”) imposed after the date hereof, which shall be charged in annual installments equal to the greater of the savings realized or amortized based upon the useful life of the items for which such costs are incurred, each calendar year such costs are charged to Operating Charges, together with interest, each calendar year such costs are charged to Operating Charges, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies for the Common Areas; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees (excluding merchant association fees and professional membership fees for any individuals); (9) reasonable reserves for replacements, repairs and contingencies (10) personnel costs of Landlord's personnel supporting or involved in the operation of the Building, allocated to the extent such personnel devote time to buildings other than that Building (including all fringe benefits, workers' compensation insurance premiums and payroll taxes); (11) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Common Areas; (12) reasonable third party accounting and audit fees relating to the determination of Operating Charges (and tenants' proportionate shares thereof) and the preparation of statements required by tenant leases; (13) the fair market rental value of any engineer's office (of reasonable and customary size); (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing any amenity of the Common Areas; (16) payments required in connection with a reciprocal easement or similar agreement to which the Building is bound; and (17) any other expense incurred by Landlord in arm's-length transactions in connection with maintaining, repairing or operating the Common Areas. Notwithstanding any provision contained in the Lease to the contrary, Operating Charges shall not include:  (i)  Real Estate Taxes; (ii) principal or interest payments on any Mortgage and any refinancing costs; (iii) the costs of cleaning, maintaining, repairing or servicing the interior common areas of the Building; (iv) ground lease payments; (v) advertising and promotional expenses; (vi) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Building (other than such tenants' regular contributions to Operating Charges) or from any contractor, manufacturer, or supplier warranty or service contract; (vii) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord's financial condition; (viii) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (ix) leasing commissions, attorney's fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (x) tenant allowances, tenant concessions, and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xi) costs or expenses (including fines, penalties and legal fees) incurred due to the violation (as compared to compliance costs) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of the Lease or of the leases of other tenants in the Building, and/or of any applicable Laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and Law (provided that reasonable attorney's fees to enforce rules and regulations for the Building shall be included in Operating Charges); (xii) any costs, interest or penalties for any late payment by Landlord, including taxes and equipment leases; (xiii) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or the parking facilities); (xiv) Landlord's contributions to charitable organizations; (xv) costs of correcting defects, including any allowances for same, in the original construction of the Building; (xvi) costs in connection with services (including electricity), items or other benefits of a material type which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xvii) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; (xviii) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord's agent, employee, subtenant, assignee, contractor, client, family member, licensee, customer, invitee or guest of a Landlord); (xix) depreciation or amortization of the Building or equipment except as specifically set forth above; (xx) capital improvements, repairs, or replacements except as specifically set forth above; (xxi) management personnel and overhead not otherwise specifically permitted above; (xxii) any costs for which Landlord receives a credit, refund or discount, to the extent of such credit, refund or discount; and (xxiii) any costs designated as Landlord's sole cost in the Lease. The costs of any services provided by Landlord or any of its related parties will be comparable to those charged by independent service providers.

3.2    Real Estate Taxes

3.2.1    From and after the Extension Term Commencement Date, Tenant shall pay as Additional Rent Tenant's Proportionate Share of the amount of Real Estate Taxes. Tenant's Proportionate Share with respect to Real Estate Taxes (i.e., 56.60%) has been calculated to be that percentage which is equal to a fraction, the numerator of which is the number of square feet of rentable area in the in the Premises and the denominator of which is the number of square feet of rentable area in the Building. Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord's prior written consent.

3.2.2    Tenant shall make estimated monthly payments to Landlord on account of the amount of Real Estate Taxes that are expected to be incurred during each calendar year. On or before the Extension Term Commencement Date, Landlord shall submit a reasonably detailed written statement setting forth Landlord's reasonable estimate of such amount and Tenant's Proportionate Share thereof. Tenant shall pay to Landlord on the first day of each month following receipt of such statement, until Tenant's receipt of the succeeding annual statement, an amount equal to one‑twelfth (1/12) of such share (estimated on an annual basis without proration). Not more than once during any calendar year, Landlord may revise Landlord's estimate and adjust Tenant's monthly payments to reflect Landlord's revised estimate. Within one hundred eighty (180) days after the end of each calendar year, Landlord shall submit a Reconciliation Statement for Real Estate Taxes showing (1) Tenant's Proportionate Share of the amount of Real Estate Taxes incurred during the preceding calendar year, and (2) the aggregate amount of Tenant's estimated payments made during such year. If such Reconciliation Statement indicates that the aggregate amount of such estimated payments exceeds Tenant's actual liability, then Landlord shall credit the net overpayment toward Tenant's next installment(s) of rent due under the Lease, or, if the Lease Term hereof has expired or will expire before such credit can be fully applied, of if Tenant is not otherwise liable for further payment, Landlord shall reimburse Tenant for the amount of such overpayment within thirty (30) days. If such statement indicates that Tenant's actual liability exceeds the aggregate amount of such estimated payments, then Tenant shall pay the amount of such excess as Additional Rent.

3.2.3    “Real Estate Taxes” shall mean (1) all real estate taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the land upon which the Building is located (“Land”), or Landlord's personal property used in connection therewith; (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the gross rents payable by tenants of the Building, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts; and (3) reasonable expenses (including reasonable attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building). Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building, or any interest charges or penalties incurred as a result of Landlord's failure to timely pay Real Estate Taxes (provided that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord so elects to pay in installments, all interest charges shall be deemed Real Estate Taxes).

3.3    If the Extension Term commences or expires on a day other than the first day or the last day of a calendar year, respectively, then Tenant's liabilities pursuant to this Article 3 for such calendar year shall be apportioned by multiplying the respective amount of Tenant's Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty‑five (365).

3.4    Within sixty (60) days after Tenant's receipt of the Reconciliation Statement for the prior calendar year, Tenant shall have the right to audit Landlord's books and records in accordance with this paragraph. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant's exercise of such audit right within such 60-day period (the “Audit Notice”). Landlord shall provide Tenant's representative (who shall be Certified Public Accountant paid by Tenant on a non-contingency fee basis) with reasonable access to Landlord's books and records relating to Operating Charges and Real Estate Taxes for the calendar year in question either at the Building during normal business hours or Landlord may provide copies via electronic format. Such audit shall be limited to a determination of whether or not Landlord properly included items within Operating Charges, and calculated and billed the total Operating Charges for the Property and “Tenant's Proportionate Share”, in accordance with the terms and conditions of this Lease. Tenant shall (and shall cause its employees, agents and consultants to) keep the results of any such audit or audited statement strictly confidential. If such audit or audited statement shows that the amounts paid by Tenant to Landlord on account of Tenant's Proportionate Share of Operating Charges exceed the amounts to which Landlord is entitled hereunder, Landlord shall credit the amount of such excess toward the next monthly payments of Tenant's Proportionate Share of Operating Charges due hereunder. All costs and expenses of any such audit or audited statement shall be paid by Tenant, unless it is determined that the Landlord's initial statement was in error in Landlord's favor by more than five percent (5%), in which case Landlord shall pay the reasonable cost of such audit or review within thirty (30) days of Tenant's request (but in any event not more than $1,000.00).”

e.    Services and Utilities for Retained Premises During Extension Term. During the Extension Term, in accordance with the provisions of Article 6 (“Services and Utilities”) of the Lease, Tenant shall continue to pay directly to the providers the cost of all services and utilities for the Retained Premises; provided, however, Landlord shall, at Tenant's sole cost and expense (subject to application of the Tenant Allowance), (i) submeter that portion of the Retained Premises known as Building C for the cost of electricity; and (ii) submeter the entire Retained Premises for the cost of water and gas. Tenant agrees to reimburse Landlord for the cost of electric service to Building C and the cost of water and gas for the Retained Premises as Additional Rent, payable along with its next Basic Rent payment coming due after Landlord delivers its invoice to Tenant setting forth the costs of such utilities.

f.    Maintenance and Repair of Retained Premises. During the Extension Term, (i) in addition to the obligations set forth in Section 7.1 of the Lease (“Landlord's Obligations”), Landlord shall be responsible for the cleaning, maintenance and repair of the Common Areas (all of Landlord's Obligations, as amended by this Subsection, being subject to reimbursement pursuant to Section 3.1.3 above); and (ii) Tenant obligations under Section 7.2.1 of the Lease (“Maintenance of the Premises”) shall only apply to the Retained Premises, and systems and equipment exclusively serving the Retained Premises, and shall not apply to any Common Area.

3.    Tenant Improvements.

a.    Effective as of the Effective Date, Landlord shall reimburse Tenant in an amount up to Five Hundred Thirty-Three Thousand Seven Hundred Ninety and 00/100 Dollars ($533,790.00) (the “Tenant Allowance”) for improvements and modifications to the Retained Premises, to include, without limitation, separately demising the Retained Premises and submetering the Premises for electricity and water as set forth in Section 2.e of this First Amendment. Except as specifically provided below, the Tenant Allowance may be applied towards actual, hard costs of Tenant's construction, and, in no event towards its furniture, fixtures or equipment. The improvements and modifications shall be performed by Tenant in accordance with and subject to the provisions of this Section 3, as well as Article 8 (“Changes and Alterations”) and any other applicable provisions of the Lease. Landlord shall have the reasonable right to oversee the construction of the improvements (at Landlord's sole cost, subject to Section 8.2 of the Lease) to ensure that same are constructed in compliance with the Lease (including this First Amendment) and all applicable Laws. Tenant understands that the modifications to the Retained Premises will take place while Tenant is in possession of the Retained Premises. Provided that no Event of Default is then occurring beyond applicable notice and cure periods, after the work is completed, Landlord shall reimburse Tenant from the Tenant Allowance for the cost of improvements made to the Retained Premises, provided that such reimbursement or payment shall not exceed, in the aggregate, the Tenant Allowance. To obtain such reimbursement, Tenant shall deliver a statement to Landlord which shows, in reasonable detail, all costs incurred and shall be accompanied by paid invoices of each contractor, subcontractor, supplier or vendor for which reimbursement or payment is sought, and a final lien waiver and a certificate, from each contractor and subcontractor whose contract has an aggregate value equal to or greater than $5,000, certifying that all payments due such contractor or subcontractor and to laborers, materialmen and subcontractors under it have been made. Disbursement shall be made from the Tenant Allowance on or before thirty (30) days after Landlord receives Tenant's complete and correct statements with all required supporting documentation. Tenant shall not be entitled to any credit or payment for any unused portion of the Tenant Allowance; provided that it may apply up to Fifty Thousand and 00/100 Dollars ($50,000.00) toward the earliest due Basic Rent due under the Lease. In the event the entire Tenant Allowance is not, within six (6) months after the Extension Term Commencement Date, either (i) used and invoiced by Tenant for the above-described improvements; or (ii) designated in writing by Tenant to be credited toward payment of Basic Rent, Tenant shall forfeit any right it may have to any unused portion of the Tenant Allowance.

b.    Tenant shall be responsible, at its sole cost and expense (not subject to reimbursement from the Tenant Allowance), for the cost of any Xcel fees, card readers, electric strikes, magnetic locks, CCTV, alarm wiring or security systems.

4.    Security Deposit.

a.    Upon its execution of this First Amendment, Tenant shall deposit with Landlord the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Security Deposit Amount”) as a security deposit for the performance by Tenant of all of Tenant's obligations, covenants, conditions and agreements under the Lease. Landlord shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Tenant shall not be entitled to interest on the security deposit. Within approximately thirty (30) days after the later of the expiration or earlier termination of the Lease Term or Tenant's vacating the Premises, Landlord shall return such security deposit to Tenant, less such portion thereof as Landlord shall have appropriated to satisfy any of Tenant's obligations under the Lease or to satisfy an Event of Default (or such other event which, with the giving of notice or the passage of time or both, would constitute an Event of Default) under the Lease. If there shall be any Event of Default (or such other event) under the Lease, then Landlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Basic Rent, Additional Rent or any other sum applicable to such event, or (b) amount Landlord may spend or become obligated to spend, or for the compensation of Landlord for any losses incurred, by reason of such event (including any damage or deficiency arising in connection with the reletting of the Retained Premises). If any portion of the security deposit (in whatever form) is so used or applied, then within three (3) business days after Landlord gives written notice to Tenant of such use or application, Tenant shall deposit with Landlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Tenant's failure to do so shall constitute an Event of Default under the Lease.

b.    If and so long as Landlord transfers the security deposit to any purchaser or other transferee of Landlord's interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the security deposit, and Landlord shall be released from all liability to Tenant for the return of such security deposit. Tenant acknowledges that the holder of any Mortgage shall not be liable for the return of any security deposit made by Tenant hereunder unless such holder actually receives such security deposit. Tenant shall not pledge, mortgage, assign or transfer the security deposit or any interest therein.

c.    At Tenant's option, Tenant may deliver to Landlord a clean, unconditional, irrevocable letter of credit (“Letter of Credit”) in lieu of the cash security deposit. Such Letter of Credit shall be: (a) in form and substance satisfactory to Landlord in its sole discretion (with the following criteria at a minimum); (b) at all times in the stated face amount of not less than the Security Deposit Amount and shall on its face state that multiple and partial draws are permitted and either (i) that partial draws will not cause a corresponding reduction in the stated face amount of the Letter of Credit or (ii) that, within five (5) business days after any such partial draw, the issuer will notify Landlord in writing that the Letter of Credit will not be reinstated to its full amount in which event Landlord shall have the right to immediately draw on the remainder of the Letter of Credit (it being understood that the total security deposit on hand, whether in cash or Letter of Credit form, shall at all times be not less than the total Security Deposit Amount as so defined); (c) issued by a commercial bank acceptable to Landlord from time to time and located in the Denver, Colorado metropolitan area for the account of Tenant, and its permitted successors and assigns under the Lease; (d) made payable to, and expressly transferable and assignable one or more times at no charge by, the owner from time to time of the Building or its lender (which transfer/assignment shall be conditioned only upon the execution of a reasonable and customary written document in connection therewith),whether or not the original account party of the Letter of Credit continues to be the tenant under the Lease by virtue of a change in name or structure, merger, assignment, transfer or otherwise; (e) payable at sight upon presentment to a Denver, Colorado metropolitan area branch of the issuer of a simple sight draft stating only that Landlord is permitted to draw on the Letter of Credit under the terms of the Lease and setting forth the amount that Landlord is drawing; (f) of a term not less than one year, and shall on its face state that the same shall be renewed automatically, without the need for any further written notice or amendment, for successive minimum one‑year periods, unless the issuer notifies Landlord in writing, at least sixty (60) days prior to the expiration date thereof, that such issuer has elected not to renew the Letter of Credit (which will thereafter entitle Landlord to draw on the Letter of Credit); and (g) at least thirty (30) days prior to the then‑current expiration date of such Letter of Credit, either (1) renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced by Tenant with cash, or another Letter of Credit meeting the requirements of this Section, in the full amount of the security deposit. Tenant shall cooperate with Landlord to effect any modifications, transfers or replacements of the Letter of Credit requested by Landlord in order to assure that Landlord is at all times fully secured by a valid Letter of Credit that may be drawn upon by Landlord, its successors and assigns. Notwithstanding anything in the Lease to the contrary, any cure or grace period provided in connection with an Event of Default shall not apply to any of the foregoing requirements of the Letter of Credit, and, specifically, if any of the aforesaid requirements are not complied with timely, then an immediate Event of Default shall occur and Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant and apply the proceeds to the security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least A-2 (or equivalent) by Moody's Investor Service, Inc., or at least P-2 (or equivalent) by Standard & Poor's Corporation, and shall be otherwise acceptable to Landlord in its sole and absolute discretion. If the issuer's credit rating is reduced below A-2 (or equivalent) by Moody's Investors Service, Inc. or below P-2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant's failure to obtain such substitute Letter of Credit within ten (10) days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in the Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Section, and, within ten (10) days thereof, Tenant shall replace such Letter of Credit with other collateral acceptable to Landlord in its sole and absolute discretion (and Tenant's failure to do so shall, notwithstanding anything in the Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant's sole risk and shall not relieve Tenant of its obligations hereunder with respect to the security deposit.

d.    Notwithstanding anything to the contrary contained in this Section 4, if Tenant has not been in a monetary default under the Lease in the immediately prior twelve (12) month period and Tenant complies with the provisions of this Subsection, (i) on the first (1st) anniversary of the Extension Term Commencement Date, the amount of the Letter of Credit or cash security shall be reduced to Fifty Thousand and 00/100 Dollars ($50,000.00) and (ii) provided the amount of the Letter of Credit or cash security shall have previously been reduced pursuant to the preceding clause (i), on the second (2nd) anniversary of the Extension Term Commencement Date the amount of the Letter of Credit or cash security shall be reduced to Zero and 00/100 Dollars ($0.00). The Letter of Credit shall be reduced as follows: Tenant shall deliver to Landlord a consent to an amendment to the Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Letter of Credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.  If Tenant delivers to Landlord a consent to an amendment to the Letter of Credit in accordance with the terms hereof, Landlord shall, within ten (10) business days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof.

5.    Options to Renew. Tenant shall have the right to extend the term of this Lease (with respect to the entire Premises only) for two (2) additional five (5) year lease terms (each, a "Renewal Term"), upon the following conditions:

a.    Tenant has not been in default at any time during the Extension Term or first Renewal Term, as applicable;

b.    Landlord has made a good faith determination that Tenant remains creditworthy;

c.    Tenant has not previously assigned the Lease or sublet any part or all of the Premises, except to an Affiliate;

d.    Tenant has delivered to Landlord written notice of its intention to exercise this option, not less than 365 days prior to the end of the Extension Term or first Renewal Term, as applicable;

e.    All lease terms for the Renewal Terms shall be the same as in the Lease, except that the Basic Rent and Landlord concessions, if any, for the Renewal Terms shall be at the then current fair market rate for renewals of leases for tenants with comparable credit-worthiness for comparable space in the southeast suburban Denver submarket, as negotiated in good faith between the parties, and there shall be no further option to renew the Lease Term after the second Renewal Term; and

f.    If Landlord and Tenant fail to agree as to all terms and sign an Amendment to the Lease extending the Lease Term as provided in this Section at least 270 days prior to the end of the Extension Term or first Renewal Term, as applicable, all time periods for Tenant herein being of the essence, then

Tenant's option to extend the term of this Lease shall lapse and Tenant's renewal option shall be of no force and effect. The renewal option is personal to Tenant and is non-transferable, except to an Affiliate.

6.    Right of First Offer. Beginning on the Extension Term Commencement Date, Tenant shall have a continuous first right of offer to lease the space contiguous to the Premises (the "Additional Space") in the Building, provided:

a.    This right of first offer is subordinate to the rights of (i) the current tenant in the Additional Space to renew, extend or otherwise negotiate a new lease or extension for the Additional Space; (ii) all future tenants in such space, to renew or extend their leases; and (iii) existing tenants in the Building which may have rights to the Additional Space as of the date of execution of this Lease;

b.    Tenant is not in default under this Lease, either at the time the Additional Space becomes available or at the time Tenant is to take occupancy of the Additional Space;

c.    Tenant has not previously assigned the Lease or sublet any part or all of the Premises;

d.    Landlord has made a good faith determination that Tenant remains creditworthy;

e.    Tenant must lease all of the Additional Space offered;

f.    Tenant exercises its option as provided in this Section by delivering to Landlord written notice of its intention within three (3) business days after Landlord has notified Tenant that the Additional Space is available;

g.    All terms of the lease of the Additional Space shall be the then current fair market terms, as negotiated in good faith between the parties;

h.    Tenant executes an addendum or a new lease for the Additional Space within twenty (20) days after Landlord's receipt of Tenant's notice to lease the Additional Space; and

i.    This right of first offer must be exercised prior to the eighth (8th) anniversary of the Extension Term Commencement Date, unless Tenant exercises its right to renew, provided, in any event, the term of the Lease for the Additional Space is at least a full twenty-four (24) months.

If Tenant fails to comply with each of the above conditions within the time specified, all time periods herein for Tenant being of the essence, then this right of first offer will lapse and be of no further force and effect, and Landlord shall have the right to lease all or any part of the Additional Space to a third party under the same or any other terms and conditions, whether or not such terms and conditions are more or less favorable than those offered to Tenant. This right of first offer to lease the Additional Space is personal to Tenant and is non-transferable, except to an Affiliate.

7.    Provisions of the Lease Deleted. As of the Extension Term Commencement Date, the following provisions of the Lease are modified or deleted:

a.    Section 7 (“Rent Payment Address”), Section 8 (“Address of Landlord for Notices”) and Section 9 (“Address of Tenant for Notices”) of that portion of the Lease titled “Basic Terms” are deleted and replaced with the following:

“7.    Rent Payment Address:    Via electronic funds transfer to:

New Regions Acct Number	Regions Wire RT / ABA Number	Current Acct Number	Entity (Account) Legal Name	Account Sub Name
134,749,500	62,005,690	334,019,030,808	Wells Fund XIII - REIT Joint Venture	Wells Fund XIII-REIT Joint Venture - 8560 Upland Drive

8.    Address of Landlord
for Notices:            11695 Johns Creek Parkway, Suite 350
Johns Creek, FA 30097
Attn: West Region Asset Manager

9.    Address of Tenant
for Notices:

b.    Article 10 of the Lease (“Insurance”) is modified as follows:

(i)    The amount, “$3,000,000” is replaced with “$5,000,000” in both places in the first sentence of Section 10.1.1 (“Liability Insurance”);

(ii)    Sections 10.1.2 (“Property Insurance”) and 10.1.3 (“Other Insurance”) are deleted in their entirety and replaced with the following:

“10.1.2        Other Insurance. In addition to the insurance required by Section 10.1.1 above, Tenant shall be required to maintain the following policies of insurance during the Extension Term:

(a) Workers Compensation insurance as required by the applicable state law, and Employers Liability insurance with limits not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease‑policy limit, and One Million Dollars ($1,000,000) disease‑each employee;

(b)    Commercial Auto Liability insurance (if applicable) covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than One Million Dollars ($1,000,000) combined single limit for each accident;

(c)    All Risk Property Insurance covering Tenant's property, improvements and equipment located at the Building and/or the Property. If Tenant is responsible for any machinery, Tenant shall maintain boiler and machinery insurance;

(d)    Business Interruption and Extra Expenses insurance in amounts typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Base Rent then in effect. Such insurance shall reimburse Tenant for direct and indirect loss of earnings and extra expense attributable to all perils insured against; and

(e)    Builder's Risk (or Building Constructions if applicable) insurance during the course of construction of any Alteration, including during the performance of Tenant's Work and until completion thereof. Such insurance shall be on a form covering Landlord, Landlord's architects, Landlord's contractor or subcontractors, Tenant and Tenant's contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so‑called

“broad form extended coverage endorsement” upon all Alterations or Tenant's Work in place and all materials stored at the Premises, and all materials, equipment, supplies and temporary structures of all kinds incident to Alterations or Tenant's Work and builder's machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder's Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.”

(iii)    Section 10.2.1 is modified to delete “In no event will the deductible on such policy insurance exceed $50,000 without Tenant's prior consent.”

c.    The following provisions of the Lease are deleted in their entirety: Basic Terms Section 2 (“Term”), Section 3 (“Projected Commencement Date”), Section 4 (“Basic Rent”), Section 6 (“Leasehold Improvements Allowance”) and Section 10 (“Brokers”); Section 1.1 (“Premises”), except for the first two (2) sentences; Section 1.2 (“Term, Delivery and Commencement”); Section 1.3 (“Tenant's Renewal Options”); Article 17 (“Additional Provisions”); Exhibit A (definitions of “Affiliate”, “Property Expenses”, “Property Taxes”, and “Transfer”) Exhibit C (“Floor Plan”); Exhibit D (“Commencement Date Memorandum”); and Exhibit H (“Estimated Tenant's Cost”).

8.    Assignment and Subletting. Article 13 of the Lease (“Transfers”) is hereby deleted in its entirety and replaced with the following:

13.1    Tenant shall not assign, transfer or otherwise encumber (collectively, "assign") this Lease or all or any of Tenant's rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, "sublet") the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord's sole and absolute discretion (subject to the remainder of this Article 13). Notwithstanding any of the foregoing to the contrary, provided no Event of Default exists under this Lease, and subject to Landlord's rights and Tenant's obligations pursuant to Sections 13.3, 13.4 and 13.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner, that is inconsistent with the first class image of the Building; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee; or (iii) the proposed use of the Premises is not in compliance with Article 4 or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) such proposed sublease or assignment would cause the aggregate number of rentable square feet sublet or assigned under such sublease and all other subleases with respect to the Premises to exceed fifty percent (50%) of the total number of rentable square feet in the Premises as of the Extension Term Commencement Date; or (v) the initial Tenant does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (vi) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vii) the holders of Mortgages encumbering the Building shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof) if Landlord has adequate space available in the Building for a comparable term, or (B) for a period of forty five (45) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord is in the process of negotiating for the rental of space in the Building. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer or other encumbrance of this Lease or all or any of Tenant's rights hereunder or interest herein, and any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article 13, shall be void and of no force or effect. Any assignment or subletting, Landlord's consent thereto, the listing or posting of any name other than Tenant's, or Landlord's collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord's prior written consent to any subsequent assignment or subletting. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant. During any period that there exists an uncured Event of Default under this Lease, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of notice from Landlord specifying same. Landlord's collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Tenant shall not mortgage, pledge, hypothecate or encumber (collectively "mortgage") this Lease without Landlord's prior written consent, which consent may be granted or withheld in Landlord's sole and absolute discretion. Tenant shall pay to Landlord an administrative fee equal to one thousand five hundred dollars ($1,500) plus all other reasonable, out-of-pocket, third party expenses (including reasonable attorneys' fees and accounting costs) incurred by Landlord in connection with Tenant's request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord's receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord's option, be effected on forms reasonably approved by Landlord. Tenant shall deliver to Landlord a fully executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord's consent thereto, within ten (10) days after execution thereof.

13.2.1    If Tenant is or becomes a partnership or a limited liability company, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of the partners or members, as applicable, owning a controlling interest in Tenant (including each general partner or manager, as applicable), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article. If Tenant is or becomes a corporation or a partnership with a corporate general partner, then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a prohibited assignment of this Lease subject to the provisions of this Article; provided, however, that if Tenant is a corporation whose stock is traded through a national or regional exchange or over the counter market, then the foregoing portion of this sentence shall be applicable only if such event has or is intended to have the effect of limiting liability under this Lease.

13.2.2    Notwithstanding anything contained in this Article 13 to the contrary, provided no Event of Default exists hereunder, Tenant may, upon not less than ten (10) days' prior written notice to Landlord (which notice shall contain a written certificate from Tenant stating the legal and beneficial relationship of Tenant and the proposed assignee, transferee or subtenant) but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Sections 13.4 and 13.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to an Affiliate of Tenant. An “Affiliate of Tenant” shall mean (i) a corporation or other business entity (a "successor corporation") into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with Article 4; or (ii) a corporation or other business entity (a "related corporation") which shall control, be controlled by or be under common control with Tenant, shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with Article 4. For purposes of clause (ii) above, "control" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. Notwithstanding the foregoing, if Tenant structures an assignment or sublease to an entity that meets the definition of an Affiliate of Tenant for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article 13, then such subtenant or assignee shall conclusively be deemed not to be an Affiliate and subject to all such restrictions.

13.3    If at any time during the Lease Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent where required, Tenant shall give to Landlord a notice containing: the identity of a proposed assignee, subtenant or other party and its business; the terms of the proposed assignment, subletting or other transaction (including a copy of the proposed document for same); the anticipated commencement date of the proposed assignment, subletting or other transaction (“Proposed Sublease Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (“Proposed Sublet Space”); financial statements for the prior two (2) years certified by an authorized officer of Tenant or a certified public accounting firm, or other evidence of financial responsibility of such proposed assignee, subtenant to other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction (“Tenant's Sublease Request Notice”).

13.4    If the proposed term with respect to the Proposed Sublet Space is either (i) longer than seventy-five percent (75%) of the then remaining Lease Term or (ii) to extend (including any renewal or extension options) beyond the first (1st) day of the twelfth (12th) calendar month before the then scheduled expiration of the Lease Term, or if the Proposed Sublet Space is (or, when aggregated with other space being sublet or assigned by Tenant, will be) more than fifty percent (50%) of the total number of rentable square feet in the Premises, then, in either such event, except as set forth in Section 13.2.2 concerning Affiliates, Landlord shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Tenant written notice of such termination within thirty (30) days after Landlord's receipt of Tenant's Sublease Request Notice. If the Proposed Sublet Space does not constitute the entire Premises and Landlord so terminates, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Base Rent and Additional Rent shall be reduced pro rata. Fifty percent (50%) of the cost of any construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Premises shall be paid by Tenant as Additional Rent. If the Proposed Sublet Space constitutes the entire Premises and Landlord so terminates, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date.

13.5    If any sublease or assignment (whether by operation of law or otherwise, including an assignment pursuant to the Bankruptcy Code or any insolvency law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the rent and other charges due under this Lease plus (b) the reasonable out-of-pocket expenses (excluding, however, any costs attributable to vacancy periods or "downtime") reasonably incurred by Tenant in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then, whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a "disguised" rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis), Tenant shall pay to Landlord, along with Base Rent, fifty percent (50%) of any such net excess or other premium, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as Additional Rent. Notwithstanding the foregoing, Landlord is not intending to receive any amounts considered to be based on the net income or profits of Tenant or any subtenant. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease or assignment.

13.6    All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's option the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease.

9.    Parking. During the Extension Term, Landlord agrees to make available to Tenant and its employees, monthly parking permits for the unreserved parking of standard sized passenger automobiles in the Building's parking facility (the “Parking Facility”) in an amount equal to 2 spaces per 1,000 rentable square feet leased (the “Permit Allotment”). The permits shall be non- exclusive, unassigned spaces on a self-park or attendant-park basis. Landlord reserves the right to prohibit any parking in the Property's truck court and/or loading areas. Tenant shall not be entitled to any reserved, carpool or visitor parking spaces. Tenant shall not use the Parking Facility for the servicing or extended storage of vehicles. Tenant shall not assign, sublet or transfer any permits hereunder, except in connection with any assignment or sublease permitted pursuant to Article 13 hereof where parking is provided for in the sublease or assignment. Landlord reserves the right to institute either a Parking Facility operator system, a valet parking system or a self-parking system, or to otherwise change the parking system. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facility or any other parking area and shall at all times abide by all rules and regulations governing the use of the Parking Facility. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. The Parking Facility will remain open on Monday through Friday (excluding legal holidays) during the hours of 6 a.m. to 7 p.m.; however, automobiles may exit (but not enter) the Parking Facility at any time. Landlord reserves the right to close the Parking Facility or any other parking area during periods of unusually inclement weather or for alterations, improvements or repairs. At all times when the Parking Facility is closed, monthly permit holders shall be afforded access to the Parking Facility by means of a magnetic card or other procedure provided by Landlord or the Parking Facility operator. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facility or any other parking area, or for any injury sustained by any person in or about the Parking Facility or any other parking area. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Extension Term Commencement Date. Landlord reserves the right to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants provided that the Parking Allotment will not be reduced thereby.

10.    Brokers. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this First Amendment (other than CB Richard Ellis, Inc., Landlord's agent, and Cassidy Turley/BT Commercial, Tenant's agent), and Tenant agrees to indemnify Landlord against all costs, expenses, attorneys' fees or other liability for commissions or other compensation or charges claimed by any other broker or agent claiming the same by, through or under Tenant.

11.    Defined Terms. Except as otherwise expressly provided herein, all defined terms shall have the same meanings as provided in the Lease.

12.    Headings. Headings contained in this First Amendment are for convenience only and are not substantive to the provisions of this First Amendment.

13.    Lease Terms Ratified. Except as otherwise expressly provided herein, and unless inconsistent with the terms hereof, all other terms, conditions and covenants of the Lease are hereby ratified and confirmed and shall apply to the Retained Premises and Extension Term. Tenant certifies to Landlord that the Lease is in full force and effect, that Landlord is not in default or breach of any of Landlord's obligations under the Lease, and that Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, would constitute a default under the Lease.

14.    Authority. If Tenant executes this First Amendment as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this First Amendment on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the state where the Building is located, that Tenant has full right, power and authority to enter into this Amendment, and that each person signing on behalf of Tenant is authorized to do so. Upon Landlord's request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

IN WITNESS WHEREOF, the parties have executed this First Amendment by affixing their hands and seals as of the date noted above.

LANDLORD:

WELLS FUND XIII-REIT JOINT VENTURE                             PARTNERSHIP, a Georgia joint venture partnership

WELLS REAL ESTATE FUND XIII, L.P.,
    a Georgia limited partnership

    By:     Wells Capital, Inc.,
a Georgia corporation,
as General Partner

    By: /s/ Randall D. Fretz
    Name: Randall D. Fretz
    Title: Sr. Vice President

PIEDMONT OPERATING PARTNERSHIP,                             LP, a Delaware limited partnership

By:    Piedmont Office Realty Trust, Inc.,
a Maryland corporation,
its sole General Partner

By: /s/ Joseph H. Pangborn
        Name: Joseph H. Pangborn
        Title: Senior Vice President

TENANT:

Quantum Corporation

By: /s/ Linda M. Breard
Name: Linda Breard
Title: CFO

EXHIBIT A

OUTLINE OF BUILDING